EXHIBIT 11  --  PROFORMA COMPARISON
                     OLD KENT FINANCIAL CORPORATION
      EARNINGS PER SHARE CALCULATIONS - PRIMARY AND FULLY DILUTED

                                          Three Months Ended March 31
                                             1 9 9 4        1 9 9 3
P R I M A R Y
NET INCOME..............................   $31,709,000    $30,104,000
Deduct dividends on preferred stock.....       -  0  -        -  0  -
INCOME FOR PRIMARY
 E.P.S. CALCULATION.....................   $31,709,000    $30,104,000

Average common shares outstanding.......    39,902,157     40,460,515
Common stock equivalents................       205,132        270,980
SHARES FOR PRIMARY
 E.P.S. CALCULATION.....................    40,107,289     40,731,495

PRIMARY E.P.S...........................         $0.79          $0.74

F U L L Y  D I L U T E D
NET INCOME..............................   $31,709,000    $30,104,000
Add back interest on convertible
  debt (net of income tax)..............             0              0
INCOME FOR FULLY DILUTED
 E.P.S. CALCULATION.....................   $31,709,000    $30,104,000

Average common shares outstanding.......    39,902,157     40,460,515
Common stock equivalents................       205,132        270,980
Additional common shares
  issuable to debt holders..............             0              0
SHARES FOR FULLY DILUTED
 E.P.S. CALCULATION.....................    40,107,289     40,731,495

FULLY DILUTED E.P.S.....................         $0.79          $0.74